Exhibit 10.1

40 Westminster Street

Providence, RI 02940-6687

June 4, 2012

Mr. John D. Butler

110 Briarcliff Avenue

Warwick, RI 02889

Dear John:

On behalf of the Board of Directors of Textron Inc. (“Textron”), I would like to thank you for your years of valued service with Textron and to confirm our mutual understandings as to what will occur with regard to your retirement.

Your Retirement Benefits

This confirms our understanding that you have elected to retire from your position as Executive Vice President and Chief Human Resources Officer of Textron effective as of July 1, 2012 (your “Retirement Date”). The last payment of your base salary will be deposited on July 6, 2012 for services through your Retirement Date. You will be paid for unused accrued vacation, if any, as of your Retirement Date, pursuant to Textron policy. All vacation time will be paid at your normal base pay rate in a lump sum on July 6, 2012; applicable federal and state taxes and other applicable deductions will be withheld.

Because you are eligible for “early retirement” as defined by the Textron Master Retirement Plan, you will receive the benefits provided to retirees eligible for early retirement under the applicable Textron benefit plans and programs. In addition, since you are willing to accommodate the Company’s succession plan for your position, the Organization and Compensation Committee of the Board has agreed that you are entitled to the current value of certain benefits as if your retirement were to occur on December 31, 2012, as well as certain of the benefits set forth under Section 6.3 of your Second Amended and Restated Employment Agreement, dated as of February 26, 2008 (“employment agreement”).

Therefore, your short and long-term incentive awards shall be treated as if your retirement date occurs on December 31, 2012, provided, however, that the calculation of the incremental value of any such awards for the period following the Retirement Date shall be determined as follows: (i) for stock-based awards, the value will be based upon the closing stock price on the Retirement Date, (ii) for performance share units, the value will be based upon performance through December 31, 2011 and (iii) for short-term incentive awards, the value will be based upon the target annual incentive compensation for 2012.  In addition, you will receive the benefits set forth under Section 6.3 of the employment agreement.  In consideration of the foregoing and in order to support the Company in its succession plans, you have graciously agreed to waive any right to payment pursuant to Section 6.3(b) of the employment agreement.

We have delivered to you a “Total Rewards—Summary of Benefits” dated July 1, 2012 (the “Summary”) which outlines our understanding and agreement as to the payments and benefits which you will receive and is incorporated herein.  Please note that the amounts shown on the Summary are estimates: the actual payments will depend on investment performance, Textron stock price, the extent to which performance goals are achieved, and other factors as set forth in the applicable plans and award agreements.

Textron’s obligation to make these payments, and your eligibility to receive such payments, is subject to all applicable terms and conditions set forth in your employment agreement, except as specifically modified hereby, and in the documents governing your compensation arrangements, including (but not limited to) the requirement that you execute the release of claims attached hereto as Exhibit A as well as the necessary and appropriate documentation to effectuate your resignation from all offices, directorships and positions which you are currently holding with Textron and any of its affiliates.  You understand that the benefits described on the Summary are all you are to receive.  You will receive no additional wage, vacation, bonus or other payments from Textron. All other benefits not identified on the Summary, including but not limited to, matching gifts, vacation accrual, etc. cease on your Retirement Date.

Textron acknowledges that your separation on July 1, 2012 will be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.  Accordingly, to the extent that you are entitled to receive payments that are subject to the six-month delay under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, those payments will be made no earlier than the first regular payroll date in the seventh month after your Retirement Date (or the date of your death, if earlier).

Restrictive Covenants

In addition, under the terms of your employment agreement and individual compensation award agreements, you are subject to certain non-competition, non-solicitation, confidentiality and non-disparagement provisions and other restrictive covenants that remain in effect after your Retirement Date, including, but not limited to, Section 9 of your employment agreement. You acknowledge these provisions are necessary for the protection of the business and goodwill of Textron and are reasonable for this purpose. Violation of these provisions may affect your receipt of certain benefits or payments.  These covenants and restrictions are in addition to your obligations outlined in the following section of this letter.

Other General Provisions

You agree that you will cooperate with, consult with and provide information to Textron with respect to any matter or proceeding arising thereafter that relates to your duties or responsibilities while employed by Textron or as to which you may have knowledge or insight as a result of your employment with Textron.  Textron will give you reasonable notice of any such request for cooperation and will use commercially reasonable means to avoid any such request’s unduly interfering with your other activities. Textron will reimburse you for any out of pocket expenses incurred in connection with rendering such assistance.

Section 10 (Liability Insurance) of your employment agreement will continue to apply to you and Textron following your Retirement Date.  All rights you have with regard to indemnification as an officer of Textron shall continue.

You will not disparage, discredit or otherwise treat in any detrimental manner Textron or any of its affiliates, subsidiaries or any officer, director or employee of Textron or its affiliates or subsidiaries.

Waiver and Release

In accordance with Section 7(b) of your employment agreement, and in consideration for the additional benefits and rights provided therein and herein, which you acknowledge are not otherwise owed to you and constitute sufficient consideration to support this agreement, you hereby agree on behalf of yourself, your heirs, administrators, successors and assigns, to release and forever discharge Textron Inc. from any and all demands, claims, causes of action and lawsuits in accordance with the General Release of Claims set forth in Exhibit A hereto and which is hereby wholly incorporated in this agreement.

Acceptance, Revocation and Effective Date

You acknowledge that you have read this letter and its attachments and understand that you may accept the terms of this agreement at any time on or before twenty-one (21) calendar days from the date hereof. You have been advised to consult with an attorney.  If you decide to sign this agreement, you have (7) days after its execution to revoke it. If you do not revoke it, the agreement will become effective after the expiration of the 7-day revocation period.

Confirmation and Acknowledgement

This will confirm and acknowledge our agreement that the payments and benefits described in the Summary constitute all payments and benefits for which you are eligible pursuant to your employment agreement and the applicable benefit plans and programs as a result of your retirement. Textron’s obligation to make these payments remains subject to the applicable terms and conditions set forth in your employment agreement and each plan or grant document and the provision of an unrevoked release and waiver attached hereto as Exhibit A.  All payments are subject to applicable tax withholding.

I would appreciate it if you would sign this letter to confirm our mutual understanding of the terms of your retirement, and return one copy of the signed letter to me.

/s/Scott C. Donnelly	June 4, 2012
Scott C. Donnelly	Date

I have read the foregoing and understand and agree to and confirm the above.

/s/John D. Butler	June 4, 2012
John D. Butler	Date